UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  September 15, 2014

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52991	90-0814124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9171 Towne Centre Drive, Suite 440, San Diego, CA 92122
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 964-5123

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 18, 2014, the Company announced that it had entered into an exclusive license and distribution agreement with Tramorgan Limited (“Tramorgan”), pursuant to which Tramorgan will market the Company’s topical consumer care product to increase penile sensitivity, Sensum+™ in the United Kingdom (“UK”).

The agreement has an initial term of December 31, 2016 and can be extended thereafter for a twenty-four month period if Tramorgan has reached certain aggregate sales milestones.  Pursuant to the agreement, Innovus Pharma is eligible to receive (a) up to $44 million dollars in sales milestone payments based on Tramorgan’s attainment of certain levels of cumulative gross sales amounts plus (b) fifty percent (50%) royalties based on Tramorgan’s net sales after distribution costs in the UK.

A copy of the press release regarding the above-described agreement is attached as Exhibit 99.1 and incorporated by reference into this Current Report on Form 8-K.

Item 1.01 Item 3.02	Entry into a Material Definitive Agreement. Unregistered Sales of Equity Securities.
On September 15, 2014, the Company entered into a debt exchange agreement (the “Agreement”) with Blackbridge Capital, LLC (“Blackbridge”) pursuant to which the Company agreed to issue Blackbridge 1,900,000 shares of the Company’s common stock in exchange for the retirement of an outstanding promissory note in the principal face amount of $350,000 and accrued but unpaid interest of $22,167 (the “Note”).  The Note, which matured on September 15, 2014, was originally issued in December 2013 to Lourmarin Corporation Retirement Plan, who sold it to Blackbridge prior to the Agreement.

The foregoing description of the terms of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Debt Exchange Agreement, between Innovus Pharmaceuticals, Inc. and Blackbridge Capital, LLC, dated September 15, 2014
99.1	Press Release issued September 18, 2014

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNOVUS PHARMACEUTICALS, INC.

Date: September 18, 2014	By: /s/ BASSAM DAMAJ
Bassam Damaj
President and Chief Executive Officer